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                                                                    EXHIBIT 23.3

                         CONSENT OF ARTHUR ANDERSEN LLP

     As independent public accountants, we hereby consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form S-3, Reg. No. 333-84018, of our report dated February 14, 2002 (except as to Note 16 to the financial statements, for which the date is February 20, 2002) on the financial statements of Golden Eagle Refining and Marketing Assets Business as of December 31, 2001 and 2000 and for the year ended December 31, 2001 and the four month period ended December 31, 2000 included in Tesoro Petroleum Corporation's Form 8-K dated February 21, 2002, and to all references to our firm included in this Registration Statement.

                                                         /s/ ARTHUR ANDERSEN LLP

San Antonio, Texas
April 18, 2002